UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): November  5, 2015

AEGERION PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34921	22-2960116
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Main Street, Suite 800

Cambridge, MA 02142

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (617) 500-7867

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2015, Aegerion Pharmaceuticals, Inc. (the “Company”) amended the employment agreements (collectively, the “Amendments”) of certain of its executive officers, including Gregory D. Perry, the Company’s Chief Financial Officer; Mark Sumeray, the Company’s Chief Medical Officer; and Mary Weger, the Company’s Chief Performance Officer. The Amendments provide that (i) any severance benefits awarded to an executive officer will continue even if such executive officer secures new employment during the applicable severance period and (ii) in the event an executive officer is terminated other than for cause, such executive officer will receive, on the final day of his or her severance period, full payment of any cash retention bonus awarded to him or her prior to such executive officer’s termination.

In addition, on November 5, 2015, the Company entered into an agreement with Dr. Sumeray (the “Sumeray Agreement”) setting forth the terms and conditions of his temporary assignment to Munich, Germany to provide strategic support to the Company’s EMEA business through September 30, 2016.  The Sumeray Agreement provides that, in addition to the terms and conditions of Dr. Sumeray’s existing employment arrangements, Dr. Sumeray will receive an incidentals allowance of $33,750, a temporary lodging allowance of up to $4,750 per month and certain moving and tax assistance.

The foregoing summaries of the Amendments and the Sumeray Agreement are qualified in their entirety by the terms of Form of Amendment and Sumeray Agreement, respectively, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2015

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Benjamin Harshbarger
	Name:	Benjamin Harshbarger
	Title:	Acting General Counsel